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                                  Exhibit 23.2
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The Board of Directors
Progressive Bank, Inc.:

We consent to the use of our report included in the Annual Report on Form 10-K of Progressive Bank, Inc. for the year ended December 31, 1997, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus of Hudson Chartered Bancorp, Inc. and Progressive Bank, Inc.


/s/ KPMG Peat Marwick

Stamford, Connecticut
April 8, 1998